Exhibit 99.1

Gain Therapeutics Reports Financial Results for Third Quarter 2025 and Provides Corporate Update

Presented initial data from Phase 1b study suggesting GT-02287 has a disease-slowing effect consistent with the preclinical models in vivo and the proposed mechanism of action

Completed enrollment of 21 participants in Phase 1b study evaluating GT-02287 in Parkinson’s Disease with or without GBA1 mutations during 3Q 2025

Received approval from the Australian health authorities to extend the duration of the Phase 1b study, allowing participants to continue treatment with GT-02287 for a total of 12 months; with a majority of subjects electing to participate in the study extension

Analysis of functional changes and biomarker activity at 90 days expected to be available during 4Q 2025

BETHESDA, Md., November 12, 2025 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reported financial results for the quarter ended September 30, 2025, and provided a corporate update.

“We are encouraged by the progress made during the third quarter of 2025 and remain on track to report the analysis of both functional changes and biomarker activity during the fourth quarter of 2025. We are excited to better understand the impact GT-02287 has on the biology of Parkinson’s disease from this analysis and look forward to presenting what we learn. We presented early clinical findings last month at the 2025 MDS conference in Hawaii suggesting GT-02287 has a disease-slowing effect as evidenced by stabilization and improvement in Movement Disorder Society Unified Parkinson’s Disease Rating Scale (MDS-UPDRS) scores that appears after approximately 30 days of administration according to our data,” said Gene Mack, President and CEO of Gain. “We are further encouraged by the strong engagement we have seen in the Phase 1b study, with approximately 80% of participants having joined or confirmed their interest in the study extension phase. We look forward to generating additional feedback from this study extension that we can incorporate into our Phase 2 planning, which is already underway.”

Important highlights during the quarter included completion of enrollment for the company’s Phase 1b study evaluating lead candidate GT-02287 in Parkinson’s disease with or without a GBA1 mutation. Of the 21 participants enrolled, which is a number that surpassed the original target of 15 participants, 16 have completed 90 days of dosing. The remaining 5 participants are expected to complete dosing in December 2025. Eligible participants that have completed 90 days of treatment with GT-02287 continue to transition into the Phase 1b study extension, which commenced September 2025.

Recent data presented at the International Congress of Parkinson’s Disease and Movement Disorders® demonstrated improvement in MDS-UPDRS scores after 90 days of dosing in the first nine participants enrolled and suggest a disease-slowing effect consistent with the preclinical models in vivo and the proposed mechanism of action of GT-02287. Accordingly, Gain expects a full 90-day analysis, including functional changes scored according to MDS-UPDRS and biomarker data from cerebrospinal fluid and blood, from participants that were enrolled as of June 30, 2025, to be available in Q4 2025 as previously expected.

Mr. Mack continued, “We are deeply grateful to the patients, investigators, and clinical sites for their continued commitment to advancing this important program. Participating in a Parkinson’s disease trial is never an easy undertaking but the interest we continue to see underscores the significant unmet need for a disease-modifying therapy. We hope to shift the treatment paradigm and deliver a life-changing treatment to those that need it, and we believe we are well-positioned to do so.”

Third Quarter 2025 and Recent Corporate and Clinical Program Highlights

Clinical Program Highlights

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Presented initial clinical data in October 2025 that supported the disease-modifying potential of GT-02287 in people with Parkinson’s disease at International Congress of Parkinson’s Disease and Movement Disorders® held in Honolulu, HI.

o	GT-02287 was generally well tolerated, with no treatment-emergent serious adverse events observed.
o	Several participants experienced an improvement in their UPDRS Part II and III scores after 90 days of dosing with GT-02287 while mean Part I scores remained unchanged.
o	The mean improvement in Parts II and III by Day 90, which was not observed by Day 30, suggests that GT-02287 has a disease-slowing effect, consistent with preclinical models in vivo and the proposed mechanism of action.
o	Plasma pharmacokinetics (PK) profile was consistent across all 14 participants sampled, was within the projected therapeutic range, and comparable to exposures observed in healthy volunteers in the Phase 1 study.

Corporate Updates

●	Received Australian approval to extend dosing by an additional nine months in the ongoing Phase 1b study, beyond the 90-day period originally allowed in the protocol. A review of interim safety data by the independent data monitoring committee resulted in no safety concerns identified and a recommendation to continue the Phase 1b study with no changes.
●	Completed enrollment in the Phase 1b study for GT-02287 in people with Parkinson’s disease regardless of GBA1 status. 21 participants have been enrolled as of September 30, 2025, surpassing original target enrollment of 15 participants.
●	Commenced Phase 1b study extension allowing participants to continue treatment with GT-02287 for a total of 12 months. Eligible participants continue to transition into the study extension to further assess long-term safety and tolerability, functional changes scored according to MDS-UPDRS, and biomarker levels.
●	Hosted a KOL event highlighting current thinking on Parkinson’s disease clinical outcome scales and biomarkers as well as the Company’s initial Phase 1b data. A replay of the event can be found here.
●	Completed an underwritten public offering that resulted in approximately $7.1 million of net proceeds.

Upcoming Anticipated Milestones

●	Analysis of functional changes scored according to MDS-UPDRS and biomarker levels in cerebrospinal fluid and blood samples from participants who completed 90 days of the Phase 1b study evaluating GT-02287 in people with Parkinson’s disease expected in the fourth quarter of 2025.
●	IND submission to FDA, expected by year end 2025, facilitating expansion into Phase 2 clinical development of GT-02287 to include clinical sites in the United States.
●	Results from Phase 1b study extension expected the second half of 2026.

Q3 2025 Financial Results

Research and Development (R&D) expenses increased by $0.2 million to $2.8 million for the three months ended September 30, 2025, as compared to $2.6 million for the three months ended September 30, 2024. The increase in R&D expenses was primarily related to costs associated with the ongoing Phase 1b clinical trial and unfavorable foreign exchange currency translation as the Swiss franc and Australian dollar strengthened against the U.S. dollar. The increase was partially offset by optimization of our pipeline costs and lower research and development personnel costs.

General and Administrative (G&A) expenses increased by $0.1 million to $1.9 million for the three months ended September 30, 2025, as compared to $1.8 million for the three months ended September 30, 2024. The increase in G&A expenses for the period was primarily attributable to higher stock-based compensation, higher personnel costs, and unfavorable foreign exchange currency translation as the Swiss franc and Australian dollar strengthened against the U.S. dollar. The increases were partially offset by lower legal and professional fees related to general corporate matters.

Net loss for the three months ended September 30, 2025, was $0.15 per share, basic and diluted, compared to $0.17 per share, basic and diluted, for the three months ended September 30, 2024.

Cash and cash equivalents were $8.8 million as of September 30, 2025, compared to $10.4 million as of December 31, 2024.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric enzyme modulator that restores the function of the lysosomal enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced ER stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, GT-02287 was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting.

Compelling preclinical data in models of both GBA1-PD and idiopathic PD, demonstrating a disease-modifying effect after administration of GT-02287, suggest that GT-02287 may have the potential to slow or stop the progression of Parkinson’s disease.

Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with an increase in glucocerebrosidase (GCase) activity among those receiving GT-02287 at clinically relevant doses.

GT-02287 is currently being evaluated in a Phase 1b clinical trial for the treatment of Parkinson’s disease with or without a GBA1 mutation. The primary endpoint of the trial, which enrolled participants across 7 sites in Australia, is to evaluate the safety and tolerability of GT-02287 after 3 months of dosing in people with Parkinson’s disease. Early observations of exploratory endpoints suggest that GT-02287 has disease-modifying effects consistent with the proposed mechanism of action and seen in preclinical models in vivo. The recently commenced Phase 1b study extension allows participants to continue to be treated with GT-02287 for up to a total of 12 months.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation in a Phase 1b clinical trial. GT-02287 has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding the completion and timing of results from a Phase 1b clinical study for GT-02287, including any extension studies; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287, including any extension studies; the timing of any submissions to the FDA or other regulatory bodies and agencies; and the potential therapeutic and clinical benefits of the Company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2024. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether because of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

Apaar Jammu

Manager, Investor Relations and Public Relations

ajammu@gaintherapeutics.com

LifeSci Advisors LLC

Chuck Padala

Managing Director

chuck@lifesciadvisors.com

Media:

Russo Partners LLC

Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(760) 846-9256

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Operating expenses:
Research and development	$(2,849,510)	$(2,621,722)	$(7,865,493)	$(9,566,259)
General and administrative	(1,936,267)	(1,837,242)	(6,379,186)	(7,453,229)
Total operating expenses	(4,785,777)	(4,458,964)	(14,244,679)	(17,019,488)

Loss from operations	(4,785,777)	(4,458,964)	(14,244,679)	(17,019,488)

Other income (expense):
Interest income, net	78,074	105,405	161,055	305,239
Foreign exchange (loss) gain, net	(27,382)	(121,139)	(748,892)	103,362
Loss before income tax	(4,735,085)	(4,474,698)	(14,832,516)	(16,610,887)

Income tax	(549,288)	(10,994)	(791,002)	(32,077)

Net loss	$(5,284,373)	$(4,485,692)	$(15,623,518)	$(16,642,964)

Net loss per share:
Net loss per share attributable to common stockholders - basic and diluted	$(0.15)	$(0.17)	$(0.50)	$(0.78)
Weighted average common stock - basic and diluted	34,998,060	26,531,747	31,351,432	21,273,422

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$8,807,353	$10,385,863
Tax credits	271,515	271,079
Prepaid expenses and other current assets	1,438,400	945,536
Total current assets	10,517,268	11,602,478

Noncurrent assets:
Property and equipment, net	85,572	103,619
Internal-use software, net	114,607	134,268
Operating lease right-of-use assets	184,422	219,715
Restricted cash	36,117	31,695
Long-term deposits and other noncurrent assets	33,694	32,109
Total noncurrent assets	454,412	521,406
Total assets	$10,971,680	$12,123,884

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,577,151	$946,259
Operating lease liability - current	115,910	160,913
Other current liabilities	2,340,703	2,441,761
Deferred grant income - current	11,293	252,211
Loans - current	125,545	110,177
Total current liabilities	4,170,602	3,911,321

Noncurrent liabilities:
Defined benefit pension plan	527,825	443,623
Operating lease liability - noncurrent	65,026	53,598
Deferred grant income - noncurrent	—	47,441
Loans - noncurrent	298,797	328,327
Total noncurrent liabilities	891,648	872,989
Total liabilities	$5,062,250	$4,784,310

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of September 30, 2025 and December 31, 2024	$—	$—
Common stock, $0.0001 par value: 100,000,000 shares authorized; 35,976,390 and 27,132,588 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	3,599	2,713
Additional paid-in capital	102,161,036	88,779,318
Accumulated other comprehensive income (loss)	563,221	(247,549)
Accumulated deficit	(81,194,908)	(60,783,717)
Loss of the period	(15,623,518)	(20,411,191)
Total stockholders’ equity	5,909,430	7,339,574
Total liabilities and stockholders’ equity	$10,971,680	$12,123,884